Valkyrie ETF Trust II 485APOS

Exhibit 99 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2022, relating to the financial statements and financial highlights of Valkyrie Bitcoin and Ether Strategy ETF (formerly Valkyrie Bitcoin Strategy ETF), a series of Valkyrie ETF Trust II, for the period ended September 30, 2022, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

August 4, 2023